Exhibit 99.1

ACACIA DIVERSIFIED HOLDINGS, INC. (OTCQB: ACCA) ANNOUNCES ENTRY INTO
EXCLUSIVE SUPPLY AGREEMENT WITH UNCLE MATT’S ORGANIC

Acacia Diversified’s initial foray into the organic citrus product market shows promise as the company’s Citrus Extracts, Inc. subsidiary enters into long-term, exclusive contract with Uncle Matt’s Organic, the largest grower and shipper of organic citrus in Florida, to provide organic citrus peel products to the food, beverage, cosmetics, nutraceutical and botanical markets.

FOR IMMEDIATE RELEASE.  OCALA, Florida, September 9, 2013 Acacia Diversified Holdings, Inc. (OTCQB: ACCA) (the “Company”) www.acacia.bz announced that it’s wholly owned operating  subsidiary, Citrus Extracts, Inc., has entered into an exclusive agreement with America’s premiere organic juice company, Uncle Matt’s Organic www.unclematts.com. Pursuant to the terms of the agreement, Uncle Matt’s Organic, the largest grower and shipper of organic citrus in Florida and the oldest organic OJ brand in the US, will supply it’s organic citrus peel to Citrus Extracts, where it will be processed using the Company’s proprietary production methods. The agreement represents Acacia Diversified’s first significant supply agreement since its recent entry into the organic citrus product market.

Citrus Extracts’ President, William Howe, stated, “we are tremendously excited to further our entrance into the fast-growing organic market with an industry leader such as Uncle Matt’s Organic - one of the highest quality and most respected organic citrus juice providers in the country.” He continued; “our agreement allows us to process Uncle Matt’s Organic citrus peel using our proprietary process to create new organic products for the food, beverage, cosmetics, nutraceutical and botanical markets”.  The Company expects Citrus Extracts to begin production of its organic citrus peel products at the beginning of this year’s Florida citrus season, November, 2013.

 In response to the agreement, Matt McLean, President, Uncle Matt’s Organic, stated: "we are pleased to be partnering with Citrus Extracts to further develop this new market.” He added; “we believe it will be a mutually beneficial relationship that will provide new and exciting organic products." Uncle Matt’s Organic currently offers an array of organic juice and fresh produce nationwide in leading supermarkets and online.

About Acacia Diversified Holdings, Inc. (OTCQB: ACCA)

Acacia Diversified Holdings, Inc. (OTCQB: ACCA), through its wholly-owned subsidiary, Citrus Extracts, Inc., is a cutting edge provider of organic citrus peel products. By leveraging its proprietary processes, the Company converts clean, fresh, nutritious citrus peel material into highly desirable ingredients for use as spices, teas and ground citrus additives for food, beverages, nutraceuticals and cosmaceuticals.  The process does not introduce any chemicals or foreign substances into the citrus material or its finished products.  This unique proprietary technology not only provides the Company with a competitive advantage is its industry, but also supports an environmentally-friendly approach to optimizing the full use of our agricultural resources.

About Uncle Matt’s Organic

Uncle Matt’s Organic is a Florida-based family-owned company offering premium quality organic citrus juices and organic produce. All Uncle Matt’s products have no synthetic additives or preservatives.  Produce and finished products are produced under the strict regulation and guidelines of Quality Certification Services, the largest and most respected organic certifier in Florida.  Products are available in health food stores, Publix, Kroger, Whole Foods and other supermarkets nationwide.  The company is an active member of Organic Trade Association (OTA) and supports the Organic Farming Research Foundation and the Rodale Institute.

Contact Information:
Mr. Steven L. Sample, CEO
Acacia Diversified Holdings, Inc.
Investor.relations@acacia.bz
(352) 427-6848